Form of Special Time-Based Restricted Share Unit Agreement for the
Carnival plc 2014 Employee Share Plan
(the Plan)
Conditional Right to Receive
This Special Time-Based Restricted Share Unit Agreement (the Agreement), shall apply to the award of time-based restricted share units (the Special TBS RSUs) granted to Employees of Carnival plc (the Company), on August 28, 2020 (the Grant Date) under the Carnival plc 2014 Employee Share Plan (the Plan)
The Company hereby grants you a TBS RSU award consisting of that number of Special TBS RSUs set forth in your EquatePlus portfolio, on the terms and conditions set forth in the Plan and this Agreement. In the event of any inconsistency, the rules of the Plan shall take precedence. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
Unless you notify the Company's Global Human Resources Department in writing to ownership@carnival.com within 10 days after delivery of this Agreement that you do not wish to accept this Agreement, you will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement, the Plan entitlement notice issued to you, and the Plan.
1.    Nature of Award
Each Special TBS RSU comprised in your Award is equivalent to a hypothetical investment in one ordinary share of $1.66 each in the capital of the Company (a Share). Your Award is in the form of a conditional right to acquire the number of Shares equal to the number of Special TBS RSUs comprised in your Award at a nil cost.
You will have no beneficial interest in any Shares during the Restricted Period.
2.    Restricted Period
Your Award is subject to a Restricted Period. In this case, the Restricted Period on the Special TBS RSUs shall expire as follows:
(i)    25% on January 14, 2021
(ii)    25% on July 14, 2021
(iii)    25% on January 18, 2022
(iv)    25% on July 18, 2022

Your Award will be forfeited automatically on you ceasing to be an employee of the plc Group (whether lawfully or unlawfully) for any reason before the expiry of the Restricted Period.

In accordance with Section 12(a) of the Plan, in the event a member of the Combined Group or an Affiliate terminates your employment with such company other than for Cause (as defined in the Plan) upon or within 12 months following a Change in Control, the Award shall vest and the Restricted Period shall expire on the date of your termination of employment.
3.    Release of Award
You will be deemed to have called for the release of your Award on the date on which your Award vests following expiration of the Restricted Period and attainment of the vesting criteria set out in the Restricted Period clause above unless the release of your Award would be prohibited by any Dealing Restrictions. In such a case you will be deemed to have called for the release of your Award on the first date following vesting of your Award on which the release of
1

your Award would not be prohibited by any Dealing Restrictions. This Award may only be settled in Shares.
[For the purposes of this Agreement, Dealing Restrictions means any internal or external restrictions on dealings or transactions in securities.]
4.    Taxation
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the Employer), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (Tax-Related Items), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the Award.
Notwithstanding the foregoing, if you are an officer subject to Section 16 of the Exchange Act, the Company will not withhold in Shares unless approved in advance by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
5.    Nature of Grant

In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of your Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Special TBS RSUs, or benefits in lieu of Special TBS RSUs, even if Special TBS RSUs have been granted in the past;
(c)    all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)    the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer, or any member of the Combined Group and its Affiliates and shall not interfere with the ability of the Company, the Employer or any member of the Combined Group and its Affiliates, as applicable, to terminate your employment or service relationship (if any);
(e)    you are voluntarily participating in the Plan;
(f)    the Award and the Shares subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the Award and the Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
(j)    unless otherwise agreed with the Company, the Award and the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of the Company or any member of the Combined Group and its Affiliates;
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Award, and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(l)    neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the British Pound Sterling that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement;
(m)    you have read and understood, and agree to be bound by, the terms of your Award set out in this Agreement, including any special terms and conditions for your country included in Appendix A;
(n)    you have read and understood, and agree to be bound by, the rules of the Plan that govern your participation in the Plan; and
(o)    you have read and understood, and agree to be bound by, the data privacy, competition, nondisclosure, clawback and forfeiture terms of the Plan and this Agreement.
6.    No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
7.    Data Privacy
The Employer, the Company and any Affiliate may collect, use, process, transfer or disclose your Personal Information for the purpose of implementing, administering and managing your participation in the Plan, in accordance with the Carnival Corporation & plc Equity Plans Participant Privacy Notice you have previously received. (Please contact ownership@carnival.com if you would like to receive another copy of this notice.) For example, your Personal Information may be directly or indirectly transferred to Equatex AG or any other third party stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan.

8.    Competition
The services you provide are unique, extraordinary and essential to the business of the Combined Group or its Affiliates, particularly in view of your access to the Combined Group or its Affiliates’ confidential information and trade secrets. Accordingly, in consideration of the Award, you agree that you will not, without the prior written approval of the Board of Directors, at anytime during the term of your employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restricted Period, if any, following the date on which your employment with the Combined Group or its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, you agree that during such restricted period following your employment with the Combined Group or its Affiliates, you will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, its subsidiaries or division, who was such at the time of your separation from employment hereunder. In the event that this provision should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.
9.    Nondisclosure
You expressly agree and understand that the Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the Confidential Information). You acknowledge that each element of the Confidential Information constitutes a unique and valuable asset of Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. You acknowledge that disclosure of Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in Combined Group or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to Combined Group or its Affiliates. Accordingly, you agree to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of your employment with Combined Group or its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, you will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting your duties for Combined Group or its Affiliates in the ordinary course of business. You agree to keep all such records in connection with your employment as Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of Combined Group or its Affiliates. You further agree that, within five (5) days of Combined Group or its Affiliates’ request, you shall surrender to Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Combined Group or its Affiliates’ business or any Confidential Information.
Notwithstanding the foregoing, nothing in this Agreement prohibits you from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if you file a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, you may disclose the trade secret to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
10.    Clawback / Forfeiture

(a)    In the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on your part (or any other event or circumstance set forth in any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Company’s issued financial statements, you will (i) forfeit any unvested Special TBS RSUs and (ii) be required to reimburse the Company for all or a portion, as determined by the Committee in its sole discretion, of any income or gain realized on the settlement of the Special TBS RSUs or the subsequent sale of Shares acquired upon settlement of the Special TBS RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. You agree to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify you of such additional provision. In addition, if you have engaged or are engaged in Detrimental Activity after your employment or service with the Company or its Affiliates has ceased, then, within 30 days after written demand by the Company, you shall return any income or gain realized on the settlement of the Special TBS RSUs or the subsequent sale of Shares acquired upon settlement of the Special TBS RSUs.
(b)    For purposes of this Agreement, “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any Confidential Information or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate a Participant’s employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.
11.    General
The Award is not transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, other than in the limited circumstances specified in rule 14(b) of the Plan.
12.    Sale or Transfer of Shares upon Death / Separation from Employment
Following your death or termination of employment or service with the Company and its Affiliates for any reason, you (or your legal representative, if applicable) must provide for all Shares underlying the released Award (including those issued under this Agreement as well as Shares underlying released Awards issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) your death or the date of termination, as applicable, or (ii) the latest settlement date (whether under this Agreement or a similar agreement) occurring following your death or termination. If you (or your legal representative, as applicable) fail to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by you to either, in the Company’s discretion: (i) sell any such remaining Shares on your (or your legal representative’s) behalf on the next trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) transfer such Shares to the Company’s stock transfer agent for registration in your (or your legal representative’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released Awards in connection with such liquidation or transfer.
13.    Compliance with Law
Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (SEC) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

14.    Insider Trading/Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and your country, which may affect your ability to directly or indirectly, for yourself or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times you are considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and your country of residence), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you should speak to your personal advisor on this matter.

15.    Foreign Asset/Account, Exchange Control and Tax Reporting
You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, Dividend Equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
16.    Governing Law
The Award and the provisions of this Agreement are governed by, and subject to, the laws of England. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.
17.    Language
You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.    Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.    Severability
If any provision of the Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
20.    Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
21.    Country-Specific Provisions
The Award shall be subject to the additional terms and conditions set forth in Appendix A for your country, if any. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.
22.    Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
This Agreement is notice of your Award under the Plan and should be kept in a safe place.

EXECUTED AND DELIVERED     )
BY CARNIVAL PLC            )
ACTING BY A DIRECTOR        )
AND A DIRECTOR            )
OR THE SECRETARY        )

______________________________    ________________________________
APPENDIX A

Country Specific Information

TERMS AND CONDITIONS
This Appendix A includes additional terms and conditions that govern the Award granted to you if you reside in one of the countries listed herein. This Appendix A forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances. You are strongly encouraged to inform the Company and to speak with your personal tax advisor regarding the tax treatment of your Award.
If you are a United States taxpayer (regardless of where you are employed) you are strongly encouraged to inform the Company of your United States taxpayer status and to speak with your tax advisors regarding tax treatment of your Award.
If you are a citizen or resident of a country within the EU, the additional terms and conditions for EU counties below will also govern the Award granted to you.
Brexit (the departure of the UK from the EU). Although the UK left the EU on 31 January 2020, EU laws remain in place in the UK during the transition period, which is due to end on 31 December 2020. If you are a citizen or resident of the UK or any other country that may be affected by Brexit, you should be aware that the law that applies to your Award may change after 31 December 2020. It is recommended that you take independent advice if you think that this may apply to you.
NO PUBLIC OFFER
Your Awards are being offered to you in your capacity as an employee of the Company.
This is a private placement directed at certain officers and key employees of your employer selected by your employer in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus.
If you have access to the Plan documents and you are not a participant, please disregard the Plan documents, as you are not an intended recipient. In this event, access to the Plan documents cannot be construed as an offer addressed to you.
NOTIFICATIONS
This Appendix A also includes information regarding exchange controls, securities laws and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of December 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Award or when you sell the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to you.
Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.
ARGENTINA
TERMS AND CONDITIONS
Nature of Grant. This provision supplements the “Nature of Grant” section of the Agreement:
In accepting the grant of the Award, you acknowledge and agree that the grant of the Award is made by the Company (not the employer) in its sole discretion and that the value of any Awards or Shares acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, or (ii) any termination or severance indemnities.
If, notwithstanding the foregoing, any benefits under the Plan are considered for purposes of calculating any termination or severance indemnities, you acknowledge and agree that such benefits shall not accrue more frequently than on an annual basis.
NOTIFICATIONS
Securities Law Information. Neither your Award nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores, CNV). The offer is private and not subject to the supervision of any Argentine governmental authority. Neither this nor any other offering material related to the Special TBS RSUs, nor the underlying Shares, may be utilized in connection with any general offering to the public in Argentina. Argentine residents who acquire Special TBS RSUs under the Plan do so according to the terms of a private offering made from outside Argentina.
Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. You are solely responsible for complying with any applicable exchange control restrictions, approvals, and reporting requirements in connection with the Special TBS RSUs.

You should consult with your personal legal advisor to ensure compliance with the applicable requirements.
Foreign Asset/Account Reporting Information. If you are an Argentine tax resident, you must report any Shares acquired under the Plan and held by you on December 31 of each year on your annual tax return for that year.
AUSTRALIA

Notifications
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act of 1997 (Cth) (the Act) applies (subject to the conditions of the Act).
You are required to disclose in your tax return whether (or not) you hold an interest in assets outside Australia with a total value of at least AUD50,000. This value must take account of both vested and unvested rights under the Plan.
Australia Offer Document. The offer of the Special TBS RSUs is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (ASIC) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Offer of Special TBS RSUs to Australian Resident Employees.
Any advice given by the Company, or any of its associated bodies corporate, in connection with Awards made pursuant to the Plan does not take into account your objectives, financial situation or needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.
As the Shares are listed on the London Stock Exchange, the market price of ordinary shares in the Company can be ascertained by visiting the website of the London Stock Exchange and the Australian dollar equivalent of that price by applying the prevailing GBP/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
Please also note that your Awards are subject to the Plan and the terms of your Award, which may provide, among other things, that vesting of your Award is conditional on the satisfaction of one or more conditions linked to performance.
A trustee (or nominee) may be used to satisfy Awards in connection with the Plan. A summary or copy of the trust deed may be provided on request.
Data Protection. If you participate in the Plan:
You consent to your employer, any of its related bodies corporate or any third-party, collecting the personal information (including sensitive information) necessary to administer the plan and disclosing any personal information necessary to administer the Plan to the Company, any of its related bodies corporate or any third-party engaged to assist in implementing the Plan, who may be situated in or outside Australia including in jurisdictions that may not afford your information the same level of protection as under Australian laws do; and your employer will not be required to take steps to ensure that the Company, any of its related bodies corporate or any third-party engaged to assist in implementing the Plan do not breach the Australian Privacy Principles.
You acknowledge that neither the Company (nor any other company within the group) will be required to take steps to ensure that any of its related bodies corporate or any third-party engaged to whom your personal information is disclosed do not breach data privacy principles.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Award, you agree to comply with applicable Brazilian laws and to report and pay applicable Tax-Related Items associated with the settlement of the Award or the subsequent sale of the Shares acquired under the Plan.
Nature of Grant. This provision supplements the “Nature of Grant” section of the Agreement:
By accepting the Award, you agree that you are making an investment decision, the Shares will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.
NOTIFICATIONS
Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transaction (IOF). Cross-border financial transactions relating to the Award may be subject to the IOF (tax on financial transactions). You are solely responsible for complying with any applicable IOF arising from your participation in the Plan. You should consult with your personal tax advisor for additional details.
Securities Laws. The Awards and the Shares granted under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the CVM). Therefore, the Awards will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.
If you are employed and/or resident in Brazil, then by accepting your Award you agree and acknowledge that (i) neither your employer nor any person or entity acting on behalf of your employer has provided you with financial advice with respect to your award or the Shares acquired upon settlement of your Award; and (ii) your employer does not guarantee a specified level of return on your Award or the Shares.

CANADA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in rule 9(g) of the Plan, the Award is payable in Shares only.
NOTIFICATIONS
Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the London Stock Exchange).
In addition to any restrictions on resale and transfer noted in the plan documents, Shares acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such shares.
By accepting this Award, you represent and warrant to the Company that your participation in the Plan is voluntary and that you have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.
Foreign Asset/Account Reporting Information. You are required to report any specified foreign property (including Special TBS RSUs and Shares) on form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Special TBS RSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because of other specified foreign property you hold. When Shares are acquired, their cost generally is the adjusted cost base (ACB) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other shares, this ACB may have to be averaged with the ACB of the other shares. It is your responsibility to comply with applicable reporting obligations. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.
CHILE
Foreign Asset Reporting. If you are domiciled or resident in Chile, the acquisition of shares abroad for an amount higher than USD10,000 must be reported to the Central Bank of Chile (Banco Central de Chile) (Central Bank) in accordance with Chapter XII of the Compendium of Foreign Exchange Regulations (CNC) of the Central Bank. You must report the acquisition to the Central Bank as an investment carried out abroad through the disposal of funds held abroad, by filing a cover letter and Annex 1 of Chapter XII of the Manual of Procedures and Information Forms of the CNC. The filing must be made within the first ten days of the month following the month in which the shares were acquired. It is your responsibility to comply with applicable reporting obligations. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA
TERMS AND CONDITIONS

The following terms and conditions will be applicable to you to the extent that the Company, in its sole discretion, determines that your participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (PRC), as implemented by the PRC State Administration of Foreign Exchange (SAFE):

Vesting. This provision supplements the “Restricted Period” section of the Agreement:

Notwithstanding anything to the contrary in the Agreement, the Award will not vest and no Shares will be issued to you unless and until all necessary exchange control or other approvals with respect to the Award under the Plan are obtained from SAFE or its local counterpart (SAFE Approval), as determined by the Company in its sole discretion. In the event that SAFE Approval has not been obtained, or the Company is unable to maintain its SAFE Approval, prior to any date(s) on which the Award is scheduled to vest in accordance with the Vesting Schedule set forth in Appendix A to the Agreement, the Award will not vest until the seventh day of the month following the month in which SAFE Approval is obtained or reinstated (the Actual Vesting Date). If your Employment terminates prior to the Actual Vesting Date, you shall not be entitled to vest in any portion of the Award and the Award shall be forfeited without any liability to the Company, the Employer or any member of the Combined Group and its Affiliates.

If or to the extent the Company is unable to obtain or maintain SAFE Approval, no Shares subject to the Special TBS RSUs for which SAFE Approval has not been obtained or maintained shall be issued. In this case, the Company retains the discretion to settle any Special TBS RSUs in cash paid through local payroll in an amount equal to the market value of the Shares subject to the Special TBS RSUs less any Tax-Related Items; provided, however, that in case the Company is able to obtain or reinstate its SAFE Approval with respect to any Special TBS RSUs, the cash payment for Special TBS RSUs not covered by the SAFE Approval shall not be made until the SAFE Approval has been obtained or reinstated.

Settlement of Special TBS RSUs and Sale of Shares. This provision supplements the “Release of Award” section of the Agreement:

Notwithstanding anything to the contrary in the Plan or the Agreement, to facilitate compliance with PRC exchange control restrictions you agree that any Shares acquired at settlement of the Award may be immediately sold at settlement or, at the Company’s discretion, at a later time (including when you terminate your employment for any reason). If, however, the sale of the Shares is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the Shares subject to the vested Award until such time that the sale is again permissible and to then immediately sell the Shares subject to the Award. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on your behalf pursuant to this authorization), and you expressly authorize such broker to complete the sale of the Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to you in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied. Due to fluctuations in the share price and/or the United States Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the settlement date (which is the amount relevant to determining your tax liability). You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuation in the share price and/or United States Dollar exchange rate.

You further agree that any Shares to be issued to you shall be deposited directly into an account with the Company’s designated broker. The deposited Shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all Shares issued to you under the Plan, whether or not you continue to be employed by the Company, the Combined Group or one of its Affiliates.

Exchange Control Restrictions. By accepting the Award, you understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan or from any cash dividends paid or such Shares. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or any Affiliate, and you hereby consent and agree that the proceeds may be transferred to such account by the Company (or its designated broker) on your behalf prior to being delivered to you. You also acknowledge and understand that there may be a delay between the date the Shares are sold and the date the cash proceeds are distributed to you. You further agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to you in United States Dollars or local currency, at the Company’s discretion. If the proceeds are paid to you in United States Dollars, you understand that you will be required to set up a United States Dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to you. You agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
EU COUNTRIES
This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is the Company. The shares which are the subject of these rights are new/existing ordinary shares in the Company. More information in relation to the Company, including the Share price, can be found at the following web address: www.carnivalcorp.com or www.carnivalplc.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer in EU countries is 97,050.

GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website (www.bundesbank.de).
Foreign Asset/Account Reporting Information. If your acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds EUR 150,000 or (ii) in the unlikely event you hold Shares exceeding 10% of the ordinary shares in the capital of the Company.
HONG KONG
TERMS AND CONDITIONS
Sale Restriction. Shares received at vesting are accepted as a personal investment. In the event that the Award vests and Shares are issued to you (or your legal representatives) within six months of the Grant Date, you (or your legal representatives) agree that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date.
NOTIFICATIONS
Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, you should obtain independent professional advice. Neither the grant of the Award nor the issuance of Shares upon settlement of the Award constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and members of the Combined Group and its Affiliates. The Agreement, the Plan and other incidental communication materials distributed in connection with the Award have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and are intended only for the personal use of each eligible employee of the Company or members of the Combined Group and its Affiliates and may not be distributed to any other person.

No Awards granted under the Plan may be transferred or assigned, except as expressly permitted by the Company in writing.
Nature of Scheme. The Plan is not intended to be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

ITALY
TERMS AND CONDITIONS
Plan Document Acknowledgment. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
You acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Restricted Period; Taxation; Nature of Grant; Governing Law; and Language.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If you are an Italian resident and hold investments or financial assets outside Italy (e.g., cash, Special TBS RSUs, Shares) during any fiscal year which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

JAPAN
NOTIFICATIONS
Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your outstanding Special TBS RSUs, as well as Shares, in the report.
NETHERLANDS

SINGAPORE

TERMS AND CONDITIONS
Restrictions on Sale. You agree that, in the event that any portion of the Award vests prior to the six-month anniversary of the Grant Date, you will not sell any Shares acquired at vesting prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA).

NOTIFICATIONS
Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors, associate directors or shadow directors1 of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Specifically, the CEO and directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Special TBS RSUs, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting / settlement of the Award or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director.
Securities Laws. You acknowledge that this Agreement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.
The Awards under the Plan are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).
1.A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary or Affiliate, but who has sufficient control so that the board of directors of the Singapore Subsidiary or Affiliate acts in accordance with the directions or instructions of the individual.

UNITED KINGDOM
TERMS AND CONDITIONS
Taxation. This provision supplements the “Taxation” section of the Agreement:
Without limitation to the “Taxation” section of this Agreement, if you are a U.K. tax resident, you will be liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or any Affiliate or by Her Majesty's Revenue and Customs (HMRC) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and any Affiliate against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority). Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you may not be able to indemnify the Company for the amount of any income tax not collected from or paid by you, in case the indemnification could be considered a loan. In this case, the income tax not collected or paid may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from you by any of the means referred to in this Agreement.
In addition, you agree that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right you may have to recover any overpayment from HMRC or any applicable tax authority.
UNITED STATES
TERMS AND CONDITIONS
Taxation. This provision supplements the “Taxation” section of the Agreement:
Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Special TBS RSUs comprised in your Award to vest prior to the applicable date set forth in the “Restricted Period” section of this Agreement in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Special TBS RSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Special TBS RSUs so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.
Securities Laws. The security evidenced hereby and any common stock issuable upon the conversion of the security evidenced hereby, have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) or any securities laws of any state of the United States and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, any person except a person who is not a U.S. Person, is not acquiring this security for the account or benefit of a U.S. Person and is acquiring this security in an Offshore Transaction in compliance with Regulation S under the Securities Act. As used herein, the terms 'Offshore Transaction', 'United States' and 'U.S. Person', have the meanings given to them by Rule 902 of Regulation S under the Securities Act.